UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2015

Strongbow Resources Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52645	20-4119257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 N. Rainbow Blvd., Suite 250, Las Vegas, Nevada  89107
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 403.241.8912

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

The information required by this item is included under Item 5.02 of this current report on Form 8K.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 23, 2015, Robert Madzej resigned as our chief operating officer.  On the same date we appointed Kent Edney as our chief operating officer and Georg Magarian as our vice president of exploration.

Kent Edney

Mr. Edney is a professional engineer with a diverse background in all aspects of oil and gas field development and exploitation, with extensive experience managing capital and production budgets.  He has been the president of Nextraction Energy Corp. since December 2011 and was previously the vice-president and engineer.  He was the area engineer for Surge Energy Inc. from May 2010 to December 2010, the area engineer for NAL Resources from January 2010 to April 2010 and the area manager for Breaker Energy Ltd. from July 2006 to December 2009, where he managed properties through all stages of development from well inception to sales meter.

He graduated from the University of Calgary in 2003 with a Bachelor of Science, Oil and Gas Engineering.

We entered into an employment agreement (the “Agreement”) dated April 23, 2015 with Mr. Edney, whereby we agreed to pay Mr. Edney an annual salary in the amount of $144,000, payable in equal semi-monthly instalments for his services as chief operating officer. Mr. Edney will be entitled to receive an annual bonus in an amount of up to 40% of his annual salary for the achievement of certain milestones with respect to the business of our company, such milestones and bonus to be determined by the compensation committee of our company.  Mr. Edney will also receive a one-time signing payment in the amount of $30,000 in cash payable within two months from the date of the Agreement and a total of 500,000 shares of our company, of which 125,000 shares are to be issued every three months from the date of the Agreement up to one year.  Pursuant to the Agreement, we also granted Mr. Edney stock options to purchase an aggregate of 500,000 shares of our company at closing market price on the date of grant of our company’s shares on the trading day immediately preceding the date of the Agreement. The stock options vest immediately on the date of grant and will be exercisable for five years from the date of grant. In addition, we agreed to reimburse Mr. Edney for all out-of-pocket expenses actually, necessarily and properly incurred by Mr. Edney in the discharge of his duties for our company, and Mr. Edney is entitled to receive an additional lump sum amount that is equal to two month’s salary over and above his annual salary and other compensation in the event that Mr. Edney’s employment is terminated without cause or Mr. Edney resigns for good cause. Pursuant to the Agreement, Mr. Edney is subject to certain non-competition and confidentiality obligations.

For a complete description of all of the terms and conditions of the Agreement please refer to the Agreement which is filed as exhibit 10.1 to this current report on Form 8-K.

Family Relationships

There are no family relationships among our directors or officers.

Certain Related Transactions and Relationships

Since our the beginning of our fiscal year ended December 31, 2014, we have not been a party to any transaction, proposed transaction, or series of transactions in which Mr. Edney or any member of the immediate family of Mr. Edney has had or will have a direct or indirect material interest.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

10.1           Employment Agreement dated April 13, 2015 with Kent Edney.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGBOW RESOURCES INC.

Date: May 5, 2015	By:	/s/ Michael Caetano
Michael Caetano
Chief Executive Officer